EXHIBIT 10.12


         On August 24, 1996, the Board of Directors of Image Sensing Systems, Inc. ("The Company") approved the Compensation Committee's recommendation of the following changes to the terms of employment of Dr. Spiro Voglis, the Company's Chief Executive Officer and President:

1. Extend Dr. Voglis's current employment agreement by one year to end December 31, 1998.

2.       Beginning January 1, 1998, increase Dr. Voglis's base salary by
         $10,000.

3. By extending Voglis employment agreement through 1998, we hereby grant an option for Dr. Voglis to purchase an additional 16,200 shares of the Company's common stock on or after January 1, 1999, but no later than December 31, 1001. The terms and conditions will be as stated in his current employment agreement, except that the option price is to be the price of the stock on the day of grant.

4. Modify item 6 (non-compete) in his current employment agreement to be inclusive of all countries in the world.

5. Grant a non-incentive stock option for 24,000 shares to include vesting provisions based on previously discussed threshold stock prices.

6. The price of the common stock in item 5 (above) to be the price on the day of grant.

7. The Board will recommend to the shareholders of the Company that Dr. Voglis continue as a member of the Board for two years following his tenure as President and CEO.

8. Dr. Voglis will prepare and present to the Board a Succession Plan no later than October 1, 1997.

9. The Company will agree to a two year Consulting Agreement with Dr. Voglis following his tenure as President and CEO with terms to be agreed upon at that time.